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                                 Exhibit 10.7

                             CONSULTING AGREEMENT

         This Consulting agreement ("Agreement") is entered into this 27th day of February 1997 by and between Financial Intranet Inc., formerly Wee Wees Inc., (hereinafter referred to as "FNTN"), with principal offices at 50 Broad Street New York, NY, Suite 314 and Michael Sheppard (hereinafter referred to as "Sheppard") with principal residence at 2 Kathy Lane Scarsdale NY 10583

         Whereas FNTN wishes to retain Sheppard as a consultant to FNTN during its development stages; and

         Whereas FNTN contemplates entering into a long term employment with Sheppard as one of the considerations offered to Sheppard to undertake the consultancy activities with FNTN; and

         Whereas Sheppard wishes to aid FNTN as a consultant during its development stages; and

         Whereas Sheppard intends to accept, when and if offered by FNTN, an acceptable long term employment agreement;

         Now Therefore it is agreed as follows;

         1. The above preamble to this Agreement, representing the intent of Sheppard and FNTN to one and other is hereby incorporated and made part of this Agreement,

         2. FNTN, being unable, at this time, to offer and support a long term employment agreement with Sheppard, agrees to retain Sheppard as a paid consultant to aid FNTN to expand and implement its initial business plan, funding and marketing activities as more fully described in the original business plan attached hereto for reference purposes.

         3. FNTN agrees to pay to Sheppard a consulting fee, payable from funds when and if available on a priority basis, a monthly stipend of $12,500, (the "Consulting Fee") during the period commencing with the date of this Agreement and terminating upon the date that FNTN and Sheppard execute and enter into a mutually acceptable Employment Agreement,

         4. In the event FNTN does not pay the Consulting Fee to Sheppard for three (3) consecutive months, then in that event, Sheppard may, at his sole option, agree to defer any Consulting Fees or terminate this Agreement upon advising FNTN in writing of his intention to terminate his activities as a consultant.

         (A) Upon termination as provided for hereinabove, neither FNTN nor Sheppard shall have any further liability to each other with the exception that FNTN shall remain liable to pay to Sheppard any Consulting Fees due but not paid to


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         Sheppard as well as any out of pocket expenses  incurred or advanced by
         Sheppard for the account of FNTN in his furtherance of his consulting activities for FNTN under the terms of this Agreement.

expenses incurred or advanced by Sheppard in performing his duties under the Agreement for the benefit of FNTN.

         (A) Any single expense in excess of two hundred and fifty dollars ($250) shall require the approval of the Board of Directors of FNTN prior to Sheppard expending or incurring funds equal to or greater than any single expense of $250.

         6. It is the intent of this Agreement to establish a long term employment agreement between FNTN and Sheppard, at the earliest time, during which FNTN can implement the terms of the long term employment agreement provided that:

         (B) This Agreement shall still be in effective at the time that employment agreement is offered by FNTN, accepted by Sheppard and executed by FNTN and Sheppard and approved by the Board of Directors of FNTN; and

         (B) The term of the long term employment agreement shall be for a term not less than five years with acceptable renewal clauses.; and

         (C) During the term of this Agreement as well as during the terms of the long term employment agreement, Sheppard shall act as FNTN's Temporary Secretary, and be elected to the Board of Directors, during the effective term of this Agreement and serve as the Secretary of FNTN and remain as a Board member as provided by the terms of the long term employment agreement.

         7. As an inducement for Sheppard to enter into this Agreement, FNTN agrees to provide to Sheppard a total of 750,000 shares of $0.001 par value of FNTN's common stock, to be considered as being issued to Sheppard for a value of $750.00 and as an additional payment applied to the consulting activities to be provided by Sheppard to FNTN;


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         (A) The shares issued hereunder are being provided from FNTN's treasury shares and at a value equal to the par value of the shares since their is currently no market for the shares issued to Sheppard hereinabove).

         (B) The shares to be issued hereunder shall be made available as soon as practical and shall be effectively issued the effective date of this Agreement as first written above.

         8. This Agreement may be terminated unilaterally by FNTN in the event Sheppard and FNTN have not negotiated, agreed to and executed a long term employment by and between FNTN and Sheppard by January 28, 1998.

         (A) Upon termination as provided for hereinabove, neither FNTN or Sheppard shall have any further liability to each other with the exception that FNTN shall remain liable to pay to Sheppard any Consulting Fees due but not paid to Sheppard as well as any out of pocket expenses incurred or not paid to Sheppard as well as any out of pocket expenses incurred or advanced by Sheppard for the account of FNTN in his furtherance of his consulting activities for FNTN under the terms of this Agreement.

         9. The terms of this Agreement have been unanimously approved by FNTN's Board of Directors as evidenced by the Minutes of the Board Directors dated February 27, 1997.

         10. This Agreement shall be construed and interpreted under the laws of the state of New York.

         11. The terms of this Agreement have been negotiated between Sheppard and FNTN in New York City, New York State and represents the full understandings between the parties and may not be amended except by a writing signed by both parties.

Read and Agreed,

/s/Michael Sheppard
Michael Sheppard


Financial Intranet Inc.

/s/Barry Stein
By:                (Title)